The Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

December 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$621,073
Class B	$9,658
Class C	$44,097
Class F1	$40,349
Class F2	$10,022
Total	$725,199
Class 529-A	$26,493
Class 529-B	$800
Class 529-C	$8,100
Class 529-E	$1,310
Class 529-F1	$1,853
Class R-1	$1,629
Class R-2	$14,657
Class R-3	$22,069
Class R-4	$17,023
Class R-5	$9,015
Class R-6	$9,482
Total	$112,431

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3325
Class B	$0.2356
Class C	$0.2293
Class F1	$0.3310
Class F2	$0.3641
Class 529-A	$0.3215
Class 529-B	$0.2191
Class 529-C	$0.2204
Class 529-E	$0.2900
Class 529-F1	$0.3502
Class R-1	$0.2334
Class R-2	$0.2338
Class R-3	$0.2901
Class R-4	$0.3317
Class R-5	$0.3702
Class R-6	$0.3767

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,864,395
Class B	34,063
Class C	185,347
Class F1	112,149
Class F2	37,315
Total	2,233,269
Class 529-A	85,006
Class 529-B	3,024
Class 529-C	36,805
Class 529-E	4,680
Class 529-F1	5,608
Class R-1	6,224
Class R-2	62,347
Class R-3	73,744
Class R-4	46,461
Class R-5	24,054
Class R-6	43,194
Total	391,147

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.95
Class B	$12.95
Class C	$12.95
Class F1	$12.95
Class F2	$12.95
Class 529-A	$12.95
Class 529-B	$12.95
Class 529-C	$12.95
Class 529-E	$12.95
Class 529-F1	$12.95
Class R-1	$12.95
Class R-2	$12.95
Class R-3	$12.95
Class R-4	$12.95
Class R-5	$12.95
Class R-6	$12.95